[***] CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT MARKED BY BRACKETS HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES AND EXCHANGE ACT OF 1934 AS AMENDED.

Dated December 13, 2013

SCHRURS NV
as the Seller
AND
CRAILAR TECHNOLOGIES INC. (acting in its own name and for its own account as well as in the name and for the account of any Affiliate)
as the Purchaser
IN PRESENCE OF Mr. Serge Schrurs
(For acceptance of its obligations under Clause 11.1)
ASSET PURCHASE AGREEMENT

TABLE OF CONTENTS
1.	DEFINITIONS AND INTERPRETATION	4
2.	SALE AND PURCHASE	4
3.	TRANSFER PROVISIONS	6
4.	PURCHASE CONSIDERATION	8
5.	CLOSING	8
6.	SELLER'S REPRESENTATIONS AND WARRANTIES	10
7.	INDEMNIFICATION	11
8.	CONDUCT OF CLAIMS	13
9.	SPECIFIC INDEMNITY	15
10.	LEASE AGREEMENT	15
11.	POST-CLOSING UNDERTAKINGS	15
12.	CONFIDENTIALITY AND ANNOUNCEMENTS	17
13.	GENERAL PROVISIONS	18
1.	CAPACITY AND AUTHORITY	35
2.	SELLER'S EQUIPMENT AND MACHINERY	36
3.	TRANSFERRED CONTRACTS	37
4.	TRANSFERRED PERMIT	38
5.	LITIGATION	38
6.	EMPLOYEES	39

THIS ASSET PURCHASE AGREEMENT is made on December 13, 2013,

BETWEEN:

(1)     SCHRURS NV, an open limited liability company ("naamloze vennootschap / société anonyme") incorporated under the laws of Belgium, having its registered office at Pijpestraat 18, 8560 Wevelgem, registered with the Crossroads Databank for Enterprises under number (Kortrijk) 0452.656.339 (the "Seller"), hereby represented by Mr. Serge Schrurs in his capacity as Managing Director;

AND:

(2)     CRAILAR TECHNOLOGIES INC., a company incorporated under the laws of Canada, having its registered office at Chatterton Way 305-4420, Victoria, British Columbia V8X 5J2 (Canada), acting in its own name and for its own account as well as in the name and for the account of an Affiliate (the "Purchaser"), hereby represented by Ken Barker in his capacity as C.E.O.

The Seller and the Purchaser are hereinafter collectively referred to as the "Parties" and each individually (also) as a "Party".

IN PRESENCE OF:

(3)     Mr. SERGE SCHRURS, residing at Pijperstraat 18, 8560 Wevelgem, Belgium, ("Serge Schrurs"), for acceptance of its obligations under Clause 11.1.

WHEREAS:

(A)     The Seller is engaged in activities related to the dyeing, bleaching, processing and treatment of all natural and synthetic fibres for the textile industry (the "Business").

(B)     On August 30, 2013 the Purchaser and the Seller signed a letter of intent with respect to a possible transfer of certain assets related to the Seller's Business to the Purchaser (the "LOI").

(C)     From September 9, 2013 until October 25, 2013 the Purchaser has performed an analysis and due diligence investigation with respect to the Seller, the Transferred Assets and the Transferred Liabilities on the basis of information and documents made available by the Seller in the Data Room. An index of all documents contained in the Data Room is attached as Schedule 2 to this Agreement.

(D)     On November 6, 2013 the Seller and the Purchaser have entered into an asset purchase agreement (the "Initial Agreement") relating to the transfer of the Transferred Assets and the Transferred Liabilities from the Seller to the Purchaser (the "Transaction"), such transfer being subject to certain condition precedents which have not been satisfied until the date hereof.

(E)     The Seller and the Purchaser now intend to amend the terms and conditions of such Transaction (as initially agreed upon and set forth in the Initial Agreement) by the terms and conditions set forth in this amended asset purchase agreement (the "Agreement") which shall be deemed to terminate and replace the Initial Agreement.

(F)     Parties hereby explicitly agree that this Amended Agreement shall not affect the services agreement entered into between the Purchaser and Serge Schrurs on November 6, 2013 (the "Services Agreement").

THEREFORE IT HAS BEEN AGREED AS FOLLOWS:

1.     DEFINITIONS AND INTERPRETATION

In addition to the terms defined elsewhere in this Agreement, capitalised words and expressions shall have the meaning set forth in Schedule 1, unless in case the context would require otherwise.

2.     SALE AND PURCHASE

2.1     Transferred Assets

2.1.1     Subject to the terms and conditions set forth in this Agreement, the Seller hereby sells, assigns, transfers, conveys and delivers to the Purchaser, and the Purchaser shall accept such sale, assignment, transfer, conveyance and delivery, free of any and all Encumbrances, of any and all rights, title, benefit and interest that the Seller has in and to the following assets (hereinafter collectively referred to as the "Transferred Assets"):

(A)     any and all equipment, furniture, including office equipment and furniture, tools, fixtures, fittings and other tangible personal property located at the Leased Premises, as listed in Schedule 3 (the "Transferred Equipment and Machinery").

(B)     the environmental permit granted to the Seller by decision of the Deputation of the Provincial Council of the Province of West Flanders dated February 8, 1996, a copy of which is attached as Schedule 4 (the "Transferred Permit");

(C)     the rights, title and interests of the Seller in, to and under the employment contracts of the employees of the Seller, as listed in Schedule 5 (the "Transferred Employees").

2.1.2     Notwithstanding the above, Parties explicitly agree that the Seller will be allowed to continue to serve its current insulation customers provided that it does not interfere with the Purchaser's operations and that all fees related thereto shall be to the benefit of the Purchaser.

2.2     Excluded Assets

For the avoidance of doubts, it is hereby explicitly agreed upon that the following assets are not transferred to the Purchaser and are thus excluded from the terms and provisions of this Agreement (the "Excluded Assets"):

(A)     The following cars owned or leased by the Seller:

ii.     C5 763 BD2___________

ii.     _____________________

2.3     Transferred Liabilities

As of the Closing Date, the Purchaser shall assume the following obligations and liabilities of the Seller:

2.3.1     any and all obligations and liabilities of the Seller under the Transferred Contracts;

2.3.2     any and all obligations and liabilities of the Seller under the employment agreements with the Transferred Employees.

2.4     Excluded Liabilities

All obligations, liabilities, debts, Taxes, expenses, costs, charges, commitments, accounts payable, breaches, warranties, guarantees or responsibilities of the Seller which are not Transferred Liabilities, including yet without limitation (i) the Seller's Debts and (ii) any legal, tax and accounting expenses incurred in connection with this Transaction, shall be excluded from the assumption of obligations and liabilities by the Purchaser under this Agreement and shall thus remain with the Seller, irrespective of whether known or unknown, due or not due, and payable or executable before, on or after the Closing Date (the "Excluded Liabilities").

3.     TRANSFER PROVISIONS

3.1     General

3.1.1     Title to and economic risk in respect of the Transferred Assets mentioned sub Clause 2.1.1 (B) and (C) and the Transferred Liabilities shall pass to the Purchaser on the Closing Date.

3.1.2     Title to the Transferred assets mentioned sub Clause 2.1.1 (A) shall only pass to the Purchaser subject to full payment of the Purchaser Consideration notwithstanding the fact that physical possession and economic risk in respect of such Transferred Assets shall pass to the Purchaser on the Closing Date.

The Purchaser shall not Transfer, pledge or otherwise Encumber the Transferred Assets mentioned sub Clause 2.1.1 (A) until the Purchase Consideration has been paid in full.

The retention of title on the Transferred Assets mentioned sub Clause 2.1.1 (A) resulting from this Clause 3.1.2 can be enforced by the Seller (and the Seller shall thus be entitled to regain such Transferred Assets mentioned sub Clause 2.1.1 (A)) at any point in time and regardless of the outstanding amount of the Purchase Consideration at that point in time, it being understood that such retention of title shall at any time be enforced in respect to all of the Transferred Assets mentioned sub Clause 2.1.1 (A).

The Seller agrees and undertakes that, in the event that upon enforcement of the retention of title, the market value of the Transferred Assets mentioned sub Clause 2.1.1 (A) would exceed the outstanding amount of the Purchase Consideration, it shall pay a surcharge to the Purchaser (equal to the difference between the outstanding amount of the Purchase Consideration and the market value of the Transferred Assets mentioned sub Clause 2.1.1 (A).) so as to ensure that all Transferred Assets mentioned sub Clause 2.1.1 (A) are regained.

3.1.3     All monies or other items belonging to the Purchaser which are received by the Seller on or after the Closing Date in connection with the Transferred Assets shall immediately be paid or passed by the Seller to the Purchaser.

3.1.4     The Seller and the Purchaser jointly undertake to execute all documents and take all steps as may reasonably be required by the Purchaser to vest the title to the Transferred Assets in accordance with this Clause 3.1 in the name of the Purchaser and to give effect to this Agreement.

3.2     Transferred Employees

3.2.1     Parties acknowledge and agree that the transfer of Transferred Assets and Transferred Liabilities contemplated by this Agreement constitutes a transfer of an undertaking or part of an undertaking, within the meaning of the Collective Bargaining Agreement no. 32bis, as amended, implementing the provisions of the EC Directive 2001/23 dated 12 March 2001 on the approximation of the laws of the Member States relating to the safeguarding of employees' rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses, as interpreted by the ECJ and the Belgian national courts and any modification of that Directive and all other collective bargaining agreements or other legislation implementing that Directive ("CAO 32bis").

3.2.2     As of the Closing Date, the Purchaser shall employ the Transferred Employees listed in Schedule 5. The Purchaser shall continue to observe the terms and conditions of the employment agreements and shall maintain the working conditions of the Transferred Employees, including the acquired length of service, the salary and other benefits in kind, as applicable on the Closing Date.

3.2.3     The Seller shall be solely responsible for the payment of all wages and the provision of accrued entitlement including premiums, end-of-year premiums, commission, loans, holiday pay) related to the Transferred Employees employment up to the working day immediately preceding the Closing Date. The Seller shall pay to the Purchaser an indemnity equal to all accrued entitlements of the Transferred Employees as if their employment contract would be terminated on the Closing Date including the social security contributions and taxes with respect to these amounts. This indemnity shall be paid within 15 Business Days following receipt by the Seller of a payment request from the Purchaser, duly evidencing the amount(s) for which the Seller is liable in accordance with this Clause 3.2.3.

4.     PURCHASE CONSIDERATION

4.1     In consideration for the Transferred Assets and Transferred Liabilities, the Purchaser shall, (re)pay all outstanding amounts under the loans and debts as set forth in Schedule 6, the aggregate value of which as at October 4, 2013 amounts to EUR 881.056 (the "Seller's Debts") directly to the relevant creditors of such Seller's Debts, on behalf of the Seller and in accordance with the provisions of Clause 4.2 en 4.3.

4.2     Subject to Clause 4.3, the (re)payment of the Seller's Debts by the Purchaser shall be made as follows:

4.2.1     As of the Closing Date and until the fifth anniversary of such Closing Date, the repayment of the Seller's Debts by the Purchaser shall be made in accordance with the terms of such Seller's Debts and/or the repayment schemes agreed upon between the Seller and the respective creditors of the Seller's Debts. The repayment scheme shall run during a period of five years and the Purchaser shall not be entitled to prior payment.

4.2.2     On the fifth anniversary of the Closing Date, the aggregate outstanding amount under the Seller's Debts at that point in time, shall be (re)paid in whole by the Purchaser to the respective creditors of the Seller's Debts.

4.3     The sale and transfer of the Assets contemplated by the Agreement is a sale of an undertaking ("bedrijfstak" / "branche d'activités") and is therefore exempt from Belgian Value added Tax ("BTW" / "TVA") in accordance with Article 11 of the Belgian VAT Code. The Parties shall comply with all regulations and procedures required to ensure application of Article 11 of the Belgian VAT Code to the sale of the Assets.

Should the tax exempt status in accordance with Article 11 of the Belgian VAT Code be refused by the tax authorities and should VAT be due on the transfer as contemplated in this Agreement, the Purchaser shall pay such VAT on the Purchase Consideration and the Seller shall issue an appropriate invoice for VAT purposes.

  CLOSING

    Date and place

The transfer of (i) title and economic risk in respect of the Transferred Assets mentioned in Clause 2.1.1 (B) and (C) and Transferred Liabilities and (ii) economic risk and physical possession in respect of the Transferred Assets mentioned in Clause 2.1.1 (A) (the "Closing') shall take place on the date hereof (the "Closing Date").

5.2     Closing Obligations

5.2.1     Seller's Closing Obligations

On the Closing Date, the Seller shall do all of the following (the "Seller's Closing Obligations"):

(A)     The Seller shall deliver to the Purchaser:

(1)     a copy of the minutes of a meeting of the board of directors of the Seller authorising the Seller to enter into and perform its obligations under this Agreement;

(2)     a declaration from each of KBC and BNP Paribas pursuant to which they explicitly and unconditionally approve and consent to (i) this Agreement and the Transaction contemplated hereby and (ii) the fact that the KBC Debts c.q. the BNP Paribas Debts shall be repaid by the Purchaser on behalf of the Seller and that any such repayment by the Purchaser of any amount of the KBC Debts c.q. the BNP Paribas Debts shall discharge the Seller from its payment obligation towards KBC resp. BNP Paribas for the same amount.

5.2.2     Purchaser's Closing Obligations

On the Closing Date, the Purchaser shall deliver to the Seller a copy of the minutes of a meeting of the board of directors of the Purchaser authorising the Purchaser to enter into and perform its obligations under this Agreement (the "Purchaser's Closing Obligation").

5.2.3     Joint Closing Obligations

On the Closing Date, the Seller and the Purchaser shall send written information letters to each of the Transferred Employees mentioning the consequences of application of the CAO 32bis.

5.3     Simultaneous Closing

The effectiveness of any action taken at the Closing towards fulfillment of any Closing Obligation is conditional upon completion of all other actions taken towards fulfillment of all other Closing Obligations; failure to complete one of said actions shall automatically render all other such actions null and void.

6.     SELLER'S REPRESENTATIONS AND WARRANTIES

6.1     General

The Seller warrants to the Purchaser that the representations and warranties set out in Schedule 7 (the "Seller's Representations") are true, accurate and not-misleading on the Closing Date.

6.2     Disclosures

Each of the Seller's Representations shall be construed as a separate warranty and is given subject only to the matters which are disclosed in Schedule 9, which shall therefore limit the contents and scope of such Seller's Representations, provided that such matters are described in such detail allowing the Purchaser, assisted by its professional advisors, and taking into account the professional experience of the Purchaser to assess the nature, subject matter and scope and consequence of such matter.

6.3     Purchaser's knowledge / Due diligence

The rights and remedies of the Purchaser in respect of a breach of any of the Representations shall not be affected by the signing of the Agreement, by the Due Diligence or any other investigation made by the Purchaser or by any other prior knowledge of the Purchaser (except as may result from the Disclosure Schedules and then only within the limits of Clause 7.2 hereof), by the giving of any time or other indulgence by the Purchaser to any person, by the Purchaser rescinding or not rescinding this Agreement, or by any other cause whatsoever except a specific waiver or release by the Purchaser in writing and any such waiver or release shall not prejudice or affect any remaining rights or remedies of the Purchaser.

7.     INDEMNIFICATION

7.1     Liability for breaches

The Seller agrees to fully indemnify the Purchaser against any and all Damages incurred by the Purchaser, resulting from or being a consequence of:

(A)     any breach or inaccuracy of any of the Seller's Representations contained in this Agreement; or

(B)     any breach of any other covenant or obligation of the Seller contained in this Agreement.

7.2     Time limitation for Claims

The Seller shall have no obligation to indemnify the Purchaser in respect of any Claim unless notification of such claim is given by the Purchaser to the Seller in accordance with Clause 8.1 within 36 months after the Closing Date.

Notwithstanding the preceding, any agreement, representation or warranty in respect of which indemnification may be sought under this Clause 7 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if a Claim Notice in respect of the inaccuracy, incompleteness or breach thereof giving rise to such right to indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.

7.3     Contingent liabilities

The Seller shall have no obligation to indemnify the Purchaser in respect of any liability which is contingent ("voorwaardelijke of latente verbintenis" / "obligation conditionnelle ou éventuelle"), unless and until such contingent liability has become an actual liability and is due and payable, provided, however, that this Clause 7.3 shall not have the effect of preventing the Purchaser from validly making a claim in respect of a contingent liability within the time limit specified in Clause 7.2, even though it has not become an actual liability.

7.4     Maximum liability

Notwithstanding any other provision in this Agreement, the aggregate liability of the Seller under this Agreement shall not exceed the amount of the Purchase Consideration.

7.5     Minimum Claims

The Seller shall have no obligation to indemnify the Purchaser in respect of any Claim arising from any single Damage where the amount which would otherwise be recoverable under this Agreement in that respect does not exceed EUR 25.000. When the threshold of EUR 25.000 is met, the Purchaser shall only be entitled to recover the amount of the Damages, in excess of such threshold, without prejudice to the other limitations of liability set out herein.

7.6     Insurance proceeds and recoveries from third parties

7.6.1     The Seller shall have no obligation to indemnify the Purchaser in respect of any Claim if and to the extent that the Damages in respect of which the Claim is made:

(A)     are effectively recovered under an insurance policy in force at the Closing Date or at the date of the occurrence of the Damage; or

(B)     are effectively recovered from any other third party.

7.6.2     Accordingly, any amount for which the Seller would otherwise have been liable in respect of any Claim shall be reduced by the amount of any insurance proceeds, indemnification or other recovery from any insurance company or any other third party in respect of the Damage which is the subject matter of the Claim.

7.6.3     If the Seller pays an amount in discharge of any Claim and the Purchaser subsequently recovers from any insurance company or any other third party a sum relating to the subject matter of the Claim, the Purchaser shall pay to the Seller an amount equal to the difference between:

(A)     the amount paid by the Seller to the Purchaser; and

(B)     the amount that the Purchaser would have received if the amount of such recovery had been taken into account in determining the amount due by the Seller in accordance with this Clause 7.

7.6.4     If the Seller pays an amount in respect of any Claim, the Purchaser shall assign to the Seller all of its rights arising from the Damage which is the subject matter of that Claim against any insurance company or other third party, to the extent such assignment is permitted.

7.7     No cumulation (non bis in idem)

If the same event, matter or circumstances can give rise to a Claim under several provisions of this Agreement, the Purchaser shall only be indemnified once.

7.8     Mitigation

Without prejudice to Article 1134, Section 3 of the Belgian Civil Code, the Purchaser shall procure that all reasonable steps are taken to avoid or mitigate any Damages which might give rise to a Claim against the Seller.

7.9     Fraud Exception

None of the limitations contained in this Clause 7 shall apply in case of fraud ("fraude"/"bedrog") or wilful misconduct by the Seller.

8.     CONDUCT OF CLAIMS

8.1     Notification of a Claim

In order to make a Claim against the Seller, the Purchaser shall give a notice of such Claim to the Seller within the time limits provided in Clause 7.2 (the "Claim Notice"). Such notice shall set out in reasonable detail the legal and factual basis of the Claim, together with a first bona fide estimate of the amount of the Damages. A copy of all documents establishing the basis of the Claim shall be enclosed in the notice.

8.2     Notification of Seller's Objections

8.2.1     The Seller shall give a notice to the Purchaser objecting to the Claim within thirty (30) days following notification of such Claim. Such notice shall contain a statement of the basis of the Seller's objections to the extent available.

8.2.2     If the Seller fails to notify the Purchaser that it objects to such Claim within the period of time provided under Clause 8.2.1, the amount of such Claim shall be conclusively deemed a liability of the Seller who did not object and shall be paid to the Purchaser.

8.2.3     If the Seller objects to a Claim within the period of time provided under Clause 8.2.1, the Parties shall use their best efforts to resolve such dispute and, in the absence of such resolution, such dispute shall be submitted to the courts in accordance with Clause 13.10.

8.3     Payment by the Seller

8.3.1     If the Seller has accepted the amount claimed by the Purchaser or if the Seller and the Purchaser have agreed on another amount, the Seller shall pay such amount within 15 (fifteen) calendar days of such acceptance or agreement.

8.3.2     If the matter giving rise to a Claim has been decided by the competent court and the Seller has been ordered to pay any amount pursuant to any enforceable judgement, the Seller shall pay such amount within fifteen calendar days after such judgement has become res judicata.

8.3.3     All payments shall be made in accordance with such instructions as shall be notified by the Purchaser to the Seller.

8.4     Third party claims

If the events, matters or circumstances that may give rise to a Claim against the Seller occur or arise as a result of or in connection with a claim by or a liability to a third party (a "Third Party Claim"), then:

8.4.1     the Purchaser shall provide the Seller with copies of all documents and correspondence from that third party, and all other correspondence and documents relating to the Third Party Claim as the Seller may reasonably request, subject to the Seller agreeing to keep all such information and documents confidential and to use them only for the purpose of dealing with the Third Party Claim;

8.4.2     the Purchaser shall assume and control the defence in respect of such Third Party Claim;

8.4.3     the Seller shall have the right to participate in, but not control, any defence against any Third Party Claim at its sole cost and expense.

8.4.4     the Purchaser shall keep the Seller informed and, when appropriate consult with the Seller, on the status of any Third Party Claim including, without limitation, all proposed settlement negotiations.

8.4.5     the Purchaser shall not enter into any settlement of any Third Party Claim without the written prior consent of the Seller, which consent shall not be unreasonable withheld or delayed. In the absence of any response by such other Party within 30 calendar days following a written request to obtain the abovementioned consent, this non-response shall be deemed to express this Party's consent.

9.     SPECIFIC INDEMNITY

9.1     The Seller shall indemnify the Purchaser for any and all Damages, resulting from any and all payments made or to be made by the Purchaser under the Transferred Liabilities to the extent that such payments relate to the period up to the Closing Date or to events, circumstances or facts occurred prior to the Closing Date;

9.2     The limitations set out in Clause 6 and Clause 7 shall not apply to this specific indemnity.

10.     LEASE AGREEMENT

The Seller hereby grants a Belgian common law lease to the Purchaser with respect to the wet processing facility located at Oostkaai 46, 8900 Ieper for a term of 10 years. The terms and conditions of such lease, which will also include a purchase option for the Purchaser on aforementioned wet processing facility, will be negotiated in good faith between Parties immediately following the Closing Date in accordance with Belgian standard market practices, and will be formalized in a lease agreement to be entered into no later than January 31, 2014 (the "Lease Agreement").

11.     POST-CLOSING UNDERTAKINGS

11.1     Competition

11.1.1     The Seller and Serge Schrurs undertake to the Purchaser they shall not and that they shall procure that their respective Affiliates as well as Serge Schrurs' spouse and relatives in descending order shall not, directly or indirectly, for their own account or in conjunction with or on behalf of any person (as principal, agent, independent, contractor, partner, employee, consultant or otherwise), unless with the prior written consent of the Purchaser:

(A)     compete with the Business, as such business is carried on as of the Closing Date in the Territory;

(B)     solicit or endeavor to entice away from or discourage from dealing with the Purchaser or induce to trade on different terms any person who was a customer or client of the Business at the Closing Date; or

(C)     solicit or endeavor to entice away from or discourage from being employed by the Purchaser or any of its Affiliates any employee (including the Transferred Employees), whether or not such person would commit a breach of contract by reason of leaving employment; provided, however, that nothing in this paragraph shall prohibit hiring as a result of general solicitations or hiring of former employees, i.e. employees who have left the Purchaser or any of its Affiliates for more than six months.

11.1.2     It is hereby expressly understood that nothing in this Clause 12.1 shall prohibit (i) Serge Schrurs to enter into the Services Agreement and to provide, as an independent contractor, the Purchaser with general management services on the basis thereof or (ii) the Seller to continue serving its current insulation customers provided that it does not interfere with the Purchaser's operations and that all fees related thereto shall be to the benefit of the Purchaser.

11.1.3     The duty not to compete as described in this Clause 11.1 shall remain in full force and effect until the third anniversary of the Closing Date. The limitations set forth in this Clause 11.1 are considered as reasonable by the Parties. In the event a limitation is considered null and void, the provisions of Clause 13.7 shall apply.

11.1.4     In the event of any breach of the covenants contained in this Clause 11.1, the Purchaser shall be entitled to indemnification in cash from the Seller for the Damages caused, it being understood that such Damages will be equal to EUR 150.000. If the Damages effectively suffered by the Purchaser exceed the said amount of EUR 150.000, the Purchaser is entitled to claim from the Seller any excess amount so that he receives full payment of such Damages.

11.2     Tax certificates and Notifications

11.2.1     As soon as practicably possible following the Closing Date, the Seller shall deliver to the Purchaser:

(A)     a tax certificate in accordance with Article 442bis of the Belgian Income Tax Code, stating that no income taxes are due by the Seller;

(B)     a tax certificate in accordance with Article 93Undecies of the Belgian VAT Code, stating that no VAT is due by;

(C)     a certificate in accordance with Article 41quinquies of the Act of 27 June 1969 to amend the decision Act of 28 December 1944, issued by the relevant social security authorities, stating that no social security obligations are due by the Seller;

11.2.2     Upon receipt of the certificates mentioned in Clause 11.2.1 the Purchaser shall procure:

(A)     the due notification of the content of this Agreement (together with the relevant certificates mentioned in Clause 11.2.1 to the competent tax and social security authorities in accordance with (i) Article 442bis, Section Section 2 and 3, of the Belgian Income Tax Code 1992, (ii) Article 93undeciesB of the Belgian VAT Code and (iii) Article 41quinquies of the Act of 27 June 1969 to amend the decision Act of 28 December 1944 regarding the social security of employees; and

(B)     the due notification of this Agreement and the Transaction contemplated hereby to the Deputation of the Provincial Council of the Province of West Flanders in accordance with article 42 of the Flemish Regulation on Environmental Permits.

12.     CONFIDENTIALITY AND ANNOUNCEMENTS

12.1     Subject to the exceptions provided in Clause 12.2, each Party shall treat as strictly confidential all information received or obtained by it or its agents or professional advisers as a precursor to or in connection with or as a result of entering into or performing this Agreement (the "Confidential Information") which relates to:

(A)     the existence of and any of the contents of this Agreement;

(B)     the negotiations relating to this Agreement;

(C)     the Business or affairs of the Purchaser; or

(D)     the other Party.

12.2     Each Party may disclose Confidential Information if and to the extent:

(A)     required by the law of any relevant jurisdiction, by governmental order or by relevant stock exchange regulations;

(B)     to a court, arbitrator or administrative tribunal in the course of proceedings before it to which the disclosing party is a party in a case where such disclosure is required by such proceedings;

(C)     required to vest the full benefit of this Agreement in either Party or their successors or permitted assigns;

(D)     properly disclosed to the professional advisers, auditors and bankers of each Party (subject to the latter being bound by a confidentiality undertaking);

(E)     the information has come into the public domain other than by that Party's breach of this Agreement; or

(F)     with respect to the Confidential Information referred to in Clause  12.1(C), the information is known in its industry of principal use or independently developed by the Seller;

provided that, to the extent practicable, any such information disclosed pursuant to Clause 12.2 shall be disclosed only after consultation with the other Party.

12.3     The restrictions contained in Clause 12 shall continue to apply without limit in time and whether or not this Agreement is terminated in any manner whatsoever.

12.4     Announcements of the Transaction contemplated in this Agreement shall be allowed as from the Closing Date. The Parties will consult with each other on the form, content and timing of such announcement.

12.5     The Parties shall take all necessary actions to ensure that no accidental or unauthorised disclosure of the contents of this Agreement occurs.

13.     GENERAL PROVISIONS

13.1     Further assurance

The Seller shall after the Closing Date execute all such deeds and documents and do all such things as the Purchaser may require for perfecting the Transaction to be effected under or pursuant to this Agreement and for giving the Purchaser the full benefit of the provisions of this Agreement.

13.2     Notices

13.2.1     Any notice, approval, consent or other communication to be made under or in connection with the matters contemplated in this Agreement shall be made in writing and in English and be signed by or on behalf of the Party giving it and shall be delivered personally or sent by fax confirmed by registered mail:

If to the Seller:	Name:	Schrurs NV
	Address:	Pijpestraat 18 8560 Wevelgem (Belgium)
	Attention:	Serge Schrurs
	Fax:	__________________
With a copy to:	Name:	De Wolf & Partners
	Address:	Koning Leopold I-straat 24 8500 Kortrijk (Belgium)
	Attention:	Jasper Caby
	Fax:	+32 56 21 59 53
If to the Purchaser:	Name:	Crailar Technologies Inc.
	Address:	Chatterton Way 305-4420, Victoria, British Columbia V8X 5J2 (Canada)
	Attention:	Ted Sanders
	Fax:	___________________
With a copy to:	Name:	Stibbe CVBA
	Address:	Loksumstraat 25, 1000 Brussels (Belgium)
	Attention:	Katrien Vorlat
	Fax:	+32 2 533 51 45

and shall be deemed to have been duly given or made as follows:

(A)     if personally delivered, upon delivery at the address of the relevant Party;

(B)     if sent by express courier, three calendar days after the date of posting; and

(C)     if sent by fax, on production of a transmission report from the machine from which the fax was sent which indicates that the fax was sent in its entirety to the fax number of the recipient, subject to such fax being confirmed by registered letter sent the same day as the day of the fax transmission.

13.2.2     A Party may notify the other Party to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of the giving of notices or other communications provided that such notification shall only be effective:

(A)     on the date specified in the notification as the date on which the change is to take place; or

(B)     if no date is specified or the date specified is less than five calendar days after the date on which notice is given, the date falling five calendar days after notice of any such change has been given.

13.3     Costs and expenses

The Parties shall pay their own costs in connection with the preparation and negotiation of this Agreement and any matter contemplated by it.

13.4     Entire agreement

This Agreement (and the documents and agreements referred to herein) contains the entire agreement between the Parties with respect to its subject matter, including for the avoidance of doubts the Initial Agreement which shall be deemed to be terminated by mutual consent between Parties by the execution of this Amended Agreement.

13.5     Amendment

No amendment of this Agreement shall be effective unless it is made in writing and signed by duly authorised representatives of all Parties.

13.6     Assignment

13.6.1     Except as otherwise provided herein, no Party may assign all or part of its rights and obligations under this Agreement to any third party (through a sale, a capital contribution, a donation or any other transaction, including the sale or contribution of a division ("bedrijfstak" / "branche d'activité") or of a business as a whole ("algemeenheid" / "universalité"), or a merger, spin-off or split-up) without the prior written consent of the other Party.

As long as such consent has not been obtained, the assigning Party shall continue to be liable for all obligations that it intended to assign (without prejudice to any other right or remedy that the other Parties may have for breach of this Clause) and the assignee shall not be entitled to exercise any of the rights under this Agreement.

13.6.2     Subject to the assignment restrictions set out in this Clause 13.6 the provisions of this Agreement shall inure to the benefit of and shall be binding upon the Parties and their respective heirs, successors and assigns.

13.7     Severability / Partial invalidity

13.7.1     If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any applicable law, that provision shall be deemed not to form part of this Agreement, and the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

13.7.2     In such case, each Party shall use its reasonable best efforts to immediately negotiate in good faith a valid replacement provision having a similar economic effect which is as close as possible to that of the invalid, void or unenforceable provision.

13.8     No waiver

The rights and remedies of the Parties shall not be affected by any failure to exercise or delay in exercising any right or remedy or by the giving of any indulgence by any other Party or by anything whatsoever except a specific waiver or release in writing and any such waiver or release shall not prejudice or affect any other rights or remedies of the Parties. No single or partial exercise of any right or remedy shall prevent any further or other exercise thereof or the exercise of any other right or remedy.

13.9     Governing law

This Agreement shall be governed by and construed in accordance with Belgian law.

13.10     Jurisdiction

All disputes arising out of or in connection with this Agreement and which the Parties are unable to settle amicably shall be subject to the exclusive jurisdiction of the courts of Brussels, and the language of the procedure shall be Dutch.

Done at _________________ on December 18, 2013 in 6 originals, each Party and Serge Schrurs recognizing having received its original and 3 originals for filing purposes.
For the Purchaser
/s/ Ken Barker
Name : Ken Barker	Name :
Title : Chief Executive Officer	Title :

For the Seller
/s/ Serge Schrurs
Name : Serge Schrurs
Title : Managing Director

For acceptance of its obligations under Clause 11.1
/s/ Serge Schrurs
Serge Schrurs

SCHEDULE 1

Definitions and interpretation

1. Definitions

In this Agreement each of the following words and expressions shall have the following meanings:
Affiliate	:	means any person or entity controlling, controlled by, or under common control of a Party within the meaning of article 11 of the Companies Code.
Agreement	:	means this asset purchase agreement, including the Schedules hereto, which form an integral part thereof.
BNP Paribas Debts	:	means the debts and liabilities of the Seller towards BNP Paribas, as set forth in Schedule 6.
Business	:	has the meaning set out in Recital (A).
Claim	:	means a claim made by the Purchaser for Damages resulting from the inaccuracy, incompleteness or breach of any of the Seller's Representations.
Claim Notice	:	has the meaning as set out in Clause 8.1.
Clause	:	means any clause of this Amended Agreement.
Closing	:	has the meaning as set out in Clause 5.
Closing Date	:	means the date on which the Closing takes place, as set out in Clause 6.1.
Conditions Precedent	:	has the meaning set out in Clause Error! Reference source not found..
Confidential Information	:	has the meaning set out in Clause 12.1.
Damages	:	means any direct loss within the meaning of Articles 1149, 1150 and 1151 of the Belgian Civil Code.
Encumbrance	:

means any mortgage, lien, pledge, encumbrance, security interest, deed of trust, usufruct ("vruchtgebruik"/ "usufruit"), option, encroachment, reservation, order, decree, judgment, condition, restriction, charge, claim or any other third party right of any kind, however documented, whereby the word "Encumber" shall be construed accordingly.

Excluded Assets	:	has the meaning as set out in Clause 2.2.
Excluded Liabilities	:	has the meaning as set out in Clause 2.4.
Governmental Authority

means any nation or government, any state, regional, provincial, territorial, local or other political subdivision thereof, or any supranational authority and any entity or official exercising executive, legislative, judicial, quasi-judicial, regulatory or administrative functions of or pertaining to government.

Initial Agreement	:	has the meaning set out in Recital (D)
Joint Closing Obligations	:	has the meaning set out in Clause 5.2.3.
KBC Debts	:	means the debts and liabilities of the Seller towards KBC to the Seller, as set forth in Schedule 6.
Lease Agreement	:	has the meaning set out in Recital (F).
Leased Premises	:	shall mean the wet processing facility located at Oostkaai 46, 8900 Ieper.
Liabilities	:	means, as to any person, all past, present and future debts, adverse claims, fines, liabilities and obligations of any kind.
Purchase Consideration	:	means the aggregate price for the Assets as defined in Clause 4.1.
Purchaser's Closing Obligations	:	has the meaning as set out in Clause 5.2.2.
Seller's Closing Obligations	:	has the meaning as set out in Clause 5.2.1.
Seller's Debts	:	has the meaning as set out Clause 4.1.
Seller's Representations	:	means the representations and warranties made by the Seller to the Purchaser pursuant to Clause 6 and as set forth in Schedule 8.
Services Agreement	:	has the meaning set out in Recital (F).
Tax(es)	:

means all federal, state, local and foreign taxes (including, without limitation, income, profit, VAT, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and instalments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description and any interest, penalties or additions to tax imposed thereon or in connection therewith.

Territory	:	means Belgium.

Third Party Claim	:	has the meaning set out in Clause 8.2.
Transaction	:

means the transfer of the Transferred Assets and the Transferred Liabilities by the Seller to the Purchaser and the corresponding acquisition of the Transferred Assets and the Transferred Liabilities by the Purchaser from the Seller, subject to the terms and conditions of this Agreement.

Transfer	:

means (i) any transfer of title completed with or without consideration in whatever manner and whatever form, including transfers by way of contribution, merger, demerger, exchange, distribution in kind, sale with option of repurchase, transfer to fiduciaries (fiducies) or on trust (or other similar transactions), gift, or (ii) the granting of rights such as options to purchase or sell or the conclusion of a swap or other agreement, which may result in a transfer mentioned sub (i).

Transferred Assets	:	has the meaning as set out in Clause 2.1.
Transferred Contracts	:	has the meaning as set out in Clause 2.1.2.
Transferred Employees	:	has the meaning as set out in Clause 2.1.1(C).
Transferred Equipment and Machinery	:	has the meaning as set out in Clause 2.1.1(A).
Transferred Liabilities	:	has the meaning as set out in Clause 0.
Transferred Permit	:	has the meaning as set out in Clause 2.1.1(B).

2     Interpretation

In this Agreement, except where the context otherwise requires:

    in the event of any difficulty of interpretation, the rules set out in Articles 1156 to 1164 of the Belgian Civil Code ("Burgerlijk Wetboek /Code Civil") shall apply. However, the application of Article 1162 of the Belgian Civil Code is expressly waived.

    the original version of this Agreement has been drafted in English. Should this Agreement be translated into French, Dutch or any other language, the English version shall prevail among the Parties to the fullest extent permitted by Belgian law, provided, however, that whenever French and/or Dutch translations of certain words or expressions are contained in the original English version of this Agreement, such translations shall be conclusive in determining the Belgian legal concept(s) to which the Parties intended to refer.

    a reference to an enactment or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced.

    when using the words "shall cause" or "shall procure that" (or any similar expression or any derivation thereof), the Parties intend to refer to the Belgian law concept of "porte-fort" / "sterkmaking".

    in this Agreement, general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words and general words which follow particular or specific words shall not be given a restrictive meaning by reason of the fact that they are preceded by such words.

    reference to this Agreement includes this Agreement as amended and supplemented in accordance with its terms.

    reference in this Agreement to the "best efforts" of a person means the efforts that a prudent person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

    for the calculation of a period of time, such period shall start the next following day after the day on which the event triggering such period of time has occurred. The expiry date shall be included in the period of time. If the expiry date is a Saturday, a Sunday or a bank holiday in Belgium, the expiry date shall be postponed until the next business day in Belgium. Unless otherwise provided herein, all periods of time shall be calculated in calendar days.

SCHEDULE 2

INDEX DATA ROOM

33

SCHEDULE 3

TRANSFERRED EQUIPMENT AND MACHINERY

34

SCHEDULE 4

TRANSFERRED PERMIT

35

SCHEDULE 5

TRANSFERRED EMPLOYEES
Name	Date of birth	Date of employment
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

36

SCHEDULE 6

SELLER'S DEBTS as at October 4, 2013
Creditor	Initial amount	Amount due as at 4/10/2013	Interest (%)	End date
KBC DEBTS
Straight loan C11296374269	230,000	229978,94
Loan 726617340113	95,000	17416,83	3,95	29/09/2014
Loan 726799431442	154,720	136669,38	3,1	31/08/2022
Loan 726799432048	157,255	131045,88	3,1	4/09/2019
Leasing Dryer C11296374269	220,000	173178,32		4/09/2017
BNP PARIBAS DEBTS
Loan 245-7014859-09	99,000	71651,68	4,545	31/03/2017
Loan 245-5646297-20	19,000	5066,52	3,21	14/01/2015

Loan Le Relais	50,000	50.000	N/A	N/A

Loan Marc Schrurs	66,048.55	66.048,55	4	N/A

Potential liability in respect of dismissal employee	N/A	[Potential liability]	N/A	N/A

TOTAL		EUR 881.056

SCHEDULE 7

AGREED FORM COPY OF THE SERVICES AGREEMENT

SCHEDULE 8

SELLER'S REPRESENTATIONS

1.     CAPACITY AND AUTHORITY

1.1     Capacity, power, authority and action

1.1.1     The Seller is a corporation duly incorporated, organised, validly existing for an indefinite duration and duly registered under Belgian law, is duly qualified to do business in Belgium and is not involved in any (threatening) procedure of bankruptcy, liquidation or receivership.

1.1.2     The Seller has the requisite capacity, power and authority and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations under the Agreement and any other document to be executed by the Seller.

1.1.3     The Seller has obtained all applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions to empower it to enter into and perform its obligations under the Agreement.

1.2     Binding agreements

The Seller's obligations under the Agreement and any other document to be executed by the Seller in connection with the Agreement are, or when the relevant document is executed will be, valid and enforceable in accordance with their respective terms.

1.3     No Breach

The execution of, and the fulfilment of, compliance and performance by the Seller of its obligations under the Agreement and any other documents to be executed by the Seller pursuant to or in connection with the Agreement will not:

1.3.1     conflict with the deed of incorporation ("oprichtingsakte" / "acte de constitution") or the articles of association of the Seller, or give rise to conflicts or liabilities as a consequence of said execution or performance;

1.3.2     conflict with or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Transferred Contract, the Transferred Permit or any law to which the Seller is a party or by which the Seller or any of the Transferred Assets or Transferred Liabilities are bound;

1.3.3     require the Seller to obtain any consent or approval of, or give any notice or make any registration with, any Governmental Authority or person which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked;

1.3.4     constitute a violation of any laws applicable to the Seller; or

1.3.5     result in the creation of any Encumbrance whatsoever upon any of the Transferred Assets.

2.     SELLER'S EQUIPMENT AND MACHINERY

2.1     The Seller has good, valid and marketable title to the Transferred Equipment and Machinery owned by the Seller, and all such Transferred Equipment and Machinery is in its possession and under its control, free and clear of any Encumbrances (other than the retention of title to which the Transferred Assets mentioned in Clause 2.1.1 (A) are subject), and no other person has or claims any rights in relation thereto. Upon delivery to the Purchaser on the Closing Date, the Seller will thereby transfer to the Purchaser good and marketable title to the Transferred Equipment and Machinery, subject to no Encumbrance of any nature whatsoever (except for the Transferred Assets mentioned in Clause 2.1.1 (A) which are subject to a retention of title in accordance with Clause 3.1.2).

2.2     All of the Transferred Equipment and Machinery owned, leased, used or occupied by the Seller is (i) in good repair and condition, subject to ordinary wear and tear, regularly maintained, fully serviceable and suitable for the purposes for which they are used, and (ii) used in accordance with all applicable laws.

2.3     The Seller has operated the Business and kept the Transferred Equipment and Machinery in conformity with all applicable laws, regulations, court decisions, arbitration awards and other legal requirements applicable to them (including, but not limited to, environment noise, safety and health requirements) and has made all registrations, transcriptions and notifications as are required or desirable under such laws, regulations, court decisions, arbitration awards or other legal requirements.

2.4     The Seller has not been put on notice of any violation or non-compliance in connection with the operation of the Business or the use of any of the Transferred Equipment and Machinery.

2.5     Taking into account the Lease Agreement which shall be entered into by the Parties on Closing Date, the Transferred Equipment and Machinery, together with all other Transferred Assets comprises all assets which are necessary for the continued operation of the Business.

2.6     The Seller has complied in all material respects with all legal requirements to which the Seller or its Business or any of the Transferred Assets are subject, whether in Belgium or in any other country, and is not currently in violation of any of the foregoing.

3.     TRANSFERRED CONTRACTS

3.1     Each of the Transferred Contracts is valid and enforceable in accordance with its terms. Neither the Seller, nor any other party thereto is in default with respect to any provisions thereof. No event has occurred which, with or without the giving of notice or lapse of time, or both, would constitute a default thereunder.

3.2     None of the Transferred Contracts is of an unusual, abnormal or onerous nature taking into account the business and the nature of the operations of the Business.

3.3     To the best of the Seller's knowledge, there is no threat whereby any of the Transferred Contracts may be terminated or rescinded or whereby the terms may be worsened as against the Seller or, following the consummation of the Transaction, the Purchaser.

3.4     The Seller has not waived any rights or privileges under any of the Transferred Contracts.

3.5     There are no acts or facts that, separately or taken as a whole, could lead to another qualification as the one that parties gave to a Transferred Contract.

3.6     There has not been any adverse change in the business relationship of the Seller with any customer or supplier.

3.7     There are no special circumstances which might lead to the Business being restricted or hindered.

4.     TRANSFERRED PERMIT

4.1     Other than the Transferred Permit, there are no licences, permits, consents, approvals or authorisations which are in any matter necessary for the Seller to own, lease or otherwise hold the Transferred Assets and to carry out the Business as it is presently conducted and as it has previously been conducted by it.

4.2     The Transferred Permit is not threatened with suspension or cancellation, in whole or in part, and has not expired and will not expire before the end of the term for which it has been delivered. The Seller has taken all appropriate action (including without limitation the necessary investments) that ought to have been taken with respect to the renewal or extension of such Transferred Permit.

4.3     The Seller is not aware of any circumstances indicating that the Transferred Permit is likely to be revoked or not renewed in the ordinary cause.

4.4     The Seller is not in default, nor has it received any notice of any claim of default, with respect to any such Transferred Permit.

4.5     The Transferred Permits will not be adversely affected by the consummation of the Transaction contemplated by this Agreement.

5.     LITIGATION

There is no action, suit, investigation or proceeding pending or to the best of the Seller's knowledge threatened before any court or arbitrator or any governmental authority, agency or official against or affecting the Business, the Transferred Assets or the Transferred Liabilities.

6.     EMPLOYEES

6.1     General

6.1.1     Schedule 6 to the Agreement contains a true and complete list of all Transferred Employees, including a true and complete statement of their names, addresses, duties, duration of their employment contract, possible protected employee status, age, length of service and, taking into account any applicable indexation, their current salary, commissions, remuneration in kind, bonuses, pensions, and any other extra--legal or fringe benefits, including pension entitlements. Save as set forth in Disclosure Schedule 2, there are no other employees employed in the Business than the Transferred Employees.

6.1.2     The Company has disclosed to the Purchaser all material facts and matters relating to all collective agreements, arrangements or other understandings with any trade union, staff association or other body representing the Transferred Employees.

6.2     Compliance with requirements

6.2.1     The Seller in relation to each of the Transferred Employees,

(A)     is and has at all times been in compliance with all applicable laws and regulations regarding employment, including, for the avoidance of doubt, social security, tax, individual labour agreements, collective bargaining agreements and employment practices and are not engaged in any unfair labour practices;

(B)     discharged fully its obligations to pay all salaries, wages, commissions, bonuses, overtime pay, holiday pay, sick pay accrued entitlement under incentive schemes and national insurance contributions and other benefits of or connected with employment.

6.2.2     All remuneration and moneys to be paid to the Transferred Employees have been calculated and paid in conformity with applicable law. All withholding tax payments due at or prior to the Closing Date have been made by the Seller in due time for the periods of employment of the Transferred Employees up to the Closing Date.

6.2.3     All social security and withholding tax payments have been made in due time for and with regard to all periods of employment of the Transferred Employees and which are due up to the Closing Date. No social security contributions have accrued with respect to or are due by the Seller for the Transferred Employees with regard to all periods of employment up to the Closing Date.

6.3     Employment contracts

6.3.1     The employment contracts with, or the terms of employment applicable to, any of the Transferred Employees do not contain any express provision regarding notice periods or termination modalities in excess of the requirements under applicable legislation.

6.3.2     There are no persons employed in the Business on the basis of consultancy or similar agreements.

6.4     Disputes

6.4.1     No dispute has arisen within the last 5 years between the Seller and any of the Transferred Employees and there are no present circumstances which are likely to give rise to any such dispute.

6.4.2     There are no complaints pending or threatened against the Seller of whatever nature in relation to any of the Transferred Employees and there is no industrial action or dispute or labour trouble, strike or other event or condition of any similar character threatened or existing or anticipated in respect of or concerning any of the Transferred Employees.

SCHEDULE 10

SELLER'S DISCLOSURES

1.  Potential liability in respect of the dismissal of an employee (cfr. Schedule 6);

2.  One employee of the Seller, [***], shall not be transferred to the Purchaser, but shall remain employed by the Seller until its retirement.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.